Exhibit 10.3
INTELLECTUAL PROPERTY LICENSE AGREEMENT
THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”), dated as of November 3, 2021 (the “Effective Date”), is entered into by and between bluebird, Inc. (“bluebird”), a Delaware corporation, and 2seventy, Inc. (“2seventy”), a Delaware corporation and a wholly owned Subsidiary of bluebird. “Party” or “Parties” means bluebird or 2seventy, individually or collectively, as the case may be. Each capitalized term used and not elsewhere defined herein has the meaning set forth in Section 1.1.
WHEREAS, bluebird, acting together with its Subsidiaries, currently conducts the Severe Genetic Disease Business and the Oncology Business;
WHEREAS, the Board of Directors of bluebird (the “Board”) has determined that it is appropriate, desirable and in the best interests of bluebird and its stockholders to separate bluebird into two separate, publicly-traded companies, one for each of (i) the Severe Genetic Disease Business, which shall be owned and conducted, directly or indirectly, by bluebird and its Subsidiaries and (ii) the Oncology Business, which shall be owned and conducted, directly or indirectly, by 2seventy and its Subsidiaries, if any (the “Separation”);
WHEREAS, the Parties entered into that certain separation agreement, dated as of the Effective Date (the “Separation Agreement”) to facilitate the operation of bluebird and 2seventy as separate businesses, and pursuant to the Separation Agreement, the Parties agreed to grant each other licenses under certain intellectual property rights Controlled by each of the Parties for use use, in the case of bluebird, in the bluebird Field and for use, in the case of 2seventy, in the 2seventy Field, as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
Article 1 – DEFINITIONS
Capitalized terms used but not defined herein shall have the meaning provided in the Separation Agreement. The following capitalized terms shall have the following meanings:
1.1      “2seventy Field” means any and all uses in connection with the prevention, diagnosis or treatment of oncological diseases or disorders and hemophilia.
1.2      “2seventy Licensed IP Rights” means the 2seventy Licensed Know-How and the 2seventy Licensed Patents for use in the bluebird Field.
1.3      “2seventy Licensed Know-How” means all Know-How Controlled by 2seventy as of the Distribution Effective Time that is useful or necessary for bluebird to make, have made, use, sell, offer for sale, have sold, and import products for use in the bluebird Field.

1.4      “2seventy Licensed Patents” means all Patent Rights Controlled by 2seventy as of the Distribution Effective Time that are useful or necessary for bluebird to make, have made, use, sell, offer for sale, have sold, and import products.
1.5      “Bankruptcy Event” means, with respect to a Party:
(a)    the entry by a court of competent jurisdiction of: (i) a decree or order for relief in respect of a Party in an involuntary case or proceeding under any Bankruptcy Law or (ii) a decree or order (w) adjudging a Party a bankrupt or insolvent, (x) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, a Party under any Bankruptcy Law, (y) appointing a custodian of a Party or of any substantial part of the property of a Party, or (z) ordering the winding-up or liquidation of the affairs of a Party, and in each case, the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 30 consecutive calendar days; or
(b)    (i) the commencement by a Party of a voluntary case or proceeding under any Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, (ii) the consent by a Party to the entry of a decree or order for relief in respect of such Party in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against such Party, (iii) the filing by a Party of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law, (iv) the consent by a Party to the filing of such petition or to the appointment of or taking possession by a custodian of such Party or of any substantial part of the property of such Party, (v) the making by a Party of an assignment for the benefit of creditors, (vi) the admission by a Party in writing of its inability to pay its debts generally as they become due, or (vii) the approval by stockholders of a Party of any plan or proposal for the liquidation or dissolution of such Party.
1.6      “Bankruptcy Law” means Title 7 or Title 11, U.S. Code, or any similar federal, state or foreign law for the relief of debtors.
1.7      “bluebird Field” means any and all uses in connection with the prevention, diagnosis or treatment of severe genetic diseases including hemophilia.
1.8      “bluebird In-Licenses” means any and all agreements between bluebird and any Third Party existing as of the Effective Date pursuant to which bluebird Controls any bluebird Licensed IP Rights.
1.9      “bluebird Licensed IP Rights” means the bluebird Licensed Know-How and the bluebird Licensed Patents.
1.10      “bluebird Licensed Know-How” means all Know-How Controlled by bluebird as of the Distribution Effective Time that is useful or necessary for 2seventy to make, have made, use, sell, offer for sale, have sold, and import products for use in the 2seventy Field (including using any process for producing transient transfection suspension lentiviral vector to Manufacture lentiviral vectors), including certain rights subject to the bluebird In-Licenses but excluding the bluebird Exclusive Licensed Know-How.
1.11      “bluebird Licensed Patents” means all Patent Rights Controlled by bluebird as of the Distribution Effective Time that are useful or necessary for 2seventy to make, have made, use, sell, offer for sale, have sold, and import products for use in the 2seventy Field (including using any process for producing transient transfection suspension lentiviral vector to
Manufacture lentiviral vectors), including certain Patent Rights subject to the bluebird In-Licenses but excluding the bluebird Exclusive Licensed Patents.
1.12      “Control” and any cognate thereof means, with respect to Licensed IP Rights, the possession by a Party or any of its Affiliates of the ability to grant a (sub)license under such Licensed IP Rights (whether by sole or joint ownership or by (sub)license (other than pursuant to this Agreement)), without violating the terms of any agreement or other arrangement with any Third Party and without any obligation to pay royalties or any other payments or provide consideration to any Third Party in each case attributable to a sublicense to the other Party or any of its Affiliates.
1.13      “Know-How” means trade secrets, and all other confidential or proprietary information, know-how, clinical data, non-clinical data, pre-clinical data, in vitro data, inventions, processes, formulae and methodologies, excluding Patent Rights.
1.14      “Licensed IP Rights” means the bluebird Licensed Patents and bluebird Licensed Know-How and the 2seventy Licensed Patents and 2seventy Licensed Know-How. A Party’s Licensed IP Rights are, for bluebird, the bluebird Licensed Patents and bluebird Licensed Know-How and, for 2seventy, the 2seventy Licensed Patents and 2seventy Licensed Know-How.
1.15      “Licensed Know-How” means the bluebird Licensed Know-How and the 2seventy Licensed Know-How. A Party’s Licensed Know-How are, for bluebird, the bluebird Licensed Know-How and the bluebird Exclusive Licensed Know-How and, for 2seventy, the 2seventy Licensed Know-How.
1.16      “Licensed Patents” means the bluebird Licensed Patents and the 2seventy Licensed Patents. A Party’s Licensed Patents are, for bluebird, the bluebird Licensed Patents and bluebird Exclusive Licensed Patents and, for 2seventy, the 2seventy Licensed Patents.
1.17      “Patent Rights” means patents and patent applications, and any and all related national or international counterparts thereto and utility models, including any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (including supplementary protection certificates, patent term adjustments, and patent term extensions).

1.18      “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.
1.19      “Regulatory Documentation” means any and all applications, approvals, filings or submissions made or maintained by bluebird with regulatory authorities relating to the sLVV Process.
1.20      “Right of Reference” means the “right of reference or use” as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation
1.21      “sLVV Process” means (i) Bluebird’s proprietary transient transfection suspension lentiviral vector process and (ii) any process for producing transient transfection suspension lentiviral vector that includes one or more steps derived from a process described in the foregoing clause (i).
1.22      “(sub)license” shall mean license or sublicense, as applicable, and “(sub)licensee” shall mean licensee or sublicensee, as applicable.
1.23      “Third Party” means any person or entity other than a Party or any of their respective Subsidiaries.
Article 2– GRANTS
2.1      License Grants.
2.1.1    bluebird License Grant. Subject to the terms and conditions of this Agreement, bluebird hereby grants to 2seventy and its Affiliates a perpetual, irrevocable, royalty-free, non-exclusive and worldwide (sub)license under the bluebird Licensed IP Rights to make, have made, use, offer for sale, sell and import products and services in the 2seventy Field.
2.1.2    2seventy License Grant. Subject to the terms and conditions of this Agreement, 2seventy hereby grants to bluebird and its Affiliates a perpetual, irrevocable, royalty-free, non-exclusive and worldwide (sub)license under the 2seventy Licensed IP Rights to make, have made, use, offer for sale, sell and import products and services in the bluebird Field.
2.1.3    Affiliates and License Grants. The foregoing (sub)license grants automatically extend, without any further action by a Party, to each person and entity that is an Affiliate of such Party as of the Effective Date or becomes an Affiliate of such Party thereafter, but only for so long as such person or entity remains an Affiliate of such Party, and the other Party shall be in direct privity under this Agreement with any such (sub)licensed Affiliate under this Agreement.

2.2      bluebird In-Licenses.
2.2.1    bluebird Covenants. bluebird covenants: (i) not to amend, modify or waive any terms, conditions, rights or obligations of the parties under any bluebird In-Licenses to the extent it would impair the rights granted to 2seventy hereunder, (ii) to keep the bluebird In-Licenses in full force and effect and not to breach any obligations of bluebird thereunder, (iii) to provide 2seventy with prompt written notice and a specific description of any assertion of a breach or other claim arising under any bluebird In-License, (iv) to permit 2seventy to remedy any breach or alleged breach by bluebird under any bluebird In-License and to promptly reimburse 2seventy for all costs reasonably incurred in connection therewith and (v) in the event of a termination of any bluebird In-License, Bluebird shall use all reasonable efforts to ensure that (a) any rights granted under such bluebird In-License that are sublicensed to 2seventy pursuant to this Agreement shall survive such termination or (b) the licensor under such bluebird In-License promptly enters into a direct license agreement with 2seventy equivalent in scope to the license set forth in this Agreement, in each case ((a) and (b)) on terms that are satisfactory to 2seventy.
2.2.2    2seventy Acknowledgment and Covenants. 2seventy acknowledges that the rights granted herein to 2seventy under the bluebird In-Licenses are subject to the terms and conditions set forth in such bluebird In-Licenses. 2seventy covenants not to breach any terms or conditions of any bluebird In-Licenses pertaining to sublicensees thereunder and to perform and take such actions as may be required to allow bluebird to comply with its obligations thereunder, including obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights and diligence. 2seventy further agrees to reimburse bluebird (or to pay directly to the other party under the applicable bluebird In-License, if bluebird and such other party so agree) all amounts that become due and payable under the bluebird In-Licenses on account of 2seventy’s exercise of the rights under the bluebird In-Licenses that are sublicensed to 2seventy hereunder.
2.3      Sublicense Rights. Each Party (but not its Affiliates) shall have the right to grant sublicenses to Third Parties under the license granted to it pursuant to Section 2.1. Sublicensees hereunder may grant further sublicenses. The sublicensing Party shall remain responsible for the compliance by each of its Affiliates and all sublicensees (whether direct or indirect) with all relevant restrictions and limitations and any other applicable terms and conditions in this Agreement.
2.4      No Other Rights. Nothing in this Agreement shall be interpreted to grant either Party any rights under any Licensed IP Rights or other intellectual property rights of the other Party that are not expressly granted herein, whether by implication, estoppel or otherwise.
2.5      License in Bankruptcy. All (sub)licenses granted under this Agreement by either Party to the other Party shall be deemed to be, for the purpose of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that either Party, as (sub)licensee of such intellectual property rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, upon the occurrence of a Bankruptcy Event with respect to a Party, each Party shall have the right to retain and enforce their rights under this Agreement, subject to Section 7.5.
2.6      Regulatory Matters. Bluebird hereby grants to 2Seventy, at no additional cost, a Right of Reference to any and all Regulatory Documentation made or maintained by bluebird with regulatory authorities relating to the sLVV Process. Bluebird will promptly notify 2Seventy with respect to any new or amended Regulatory Documentation and will provide 2Seventy with an opportunity to review and comment on any such submissions to the extent pertaining to a material change in the sLVV Process. The Parties will enter into a quality agreement promptly after the Effective Date to better coordinate regulatory compliance activities relating to the use of the sLVV Process.
Article 3 – PATENT-RELATED PROVISIONS
3.1      Prosecution and Enforcement.
3.1.1    Maintenance of Patent Rights. Except as otherwise set forth in this Agreement, neither Party shall have any obligation to obtain or maintain Control of any Patent
Rights for (sub)license to the other Party; except that: (i) to the extent such granting Party has the right to assign such Patent Right to the other Party in lieu of abandoning such Patent Right, such granting Party will provide thirty (30) days prior written notice of such planned abandonment to the other Party and such granting Party shall, if so requested by the other Party, either assign such Patent Right to the other Party or maintain such Patent Right for the benefit of the other Party; provided that such other Party reimburses the granting Party for all costs reasonably incurred in connection with such maintenance and (ii) bluebird shall have the obligation to maintain the Patent Rights under the bluebird In-Licenses (a) as and to the extent provided in the bluebird In-Licenses and requested by 2seventy and (b) in accordance with directions provided by 2seventy (to the extent consistent with applicable laws and the applicable bluebird In-License); provided that 2seventy reimburses bluebird for fifty percent (50%) of the costs reasonably incurred in connection with such maintenance.
3.1.2    Enforcement of Patent Rights. Neither Party shall have any right to enforce any of the other Party’s Patent Rights except that, as between the Parties, bluebird shall (a) have the first right to enforce, or to authorize 2seventy to enforce, the Patent Rights under the bluebird In-Licenses for infringement within the 2seventy Field, as and to the extent provided in the applicable bluebird In-License, and in accordance with directions provided by 2seventy (to the extent consistent with applicable laws and the applicable bluebird In-License); provided that

2seventy reimburses bluebird for all costs reasonably incurred in connection with such enforcement and (b) bluebird shall promptly remit to 2seventy all amounts recovered in connection with such enforcement activities that bluebird (as between bluebird and the other party to the applicable bluebird In-License) has the right to retain or receive pursuant to the applicable bluebird In-License.
3.2      Patent Marking. Each Party will mark any product or service as required by applicable patent marking law with any of the other Party’s Licensed Patents.
3.3      No Challenge. Neither a Party nor any of its Affiliates shall challenge the validity or enforceability of any of the other Party’s Licensed Patents, nor shall any of its sublicensees or their Affiliates so challenge any such sublicensed Licensed Patents, by initiating or continuing any court or administrative action or by intentionally supporting in a material fashion any Third Party in doing the same (other than as may be required by any court order).
Article 4 – CONFIDENTIAL INFORMATION
4.1      Generally. During the term of this Agreement and for a period of five (5) years following expiration or termination of this Agreement, each Party (a) shall maintain in confidence all Confidential Information of the other Party; (b) shall not use such Confidential Information for any purpose except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement or as permitted hereunder by (sub)license; and (c) shall not disclose such Confidential Information to anyone other than those of its Affiliates and their investors, prospective investors, lenders, prospective lenders, acquirors, prospective acquirors, permitted sublicensees, prospective sublicensees, employees, consultants, advisors, agents or subcontractors (collectively, “Permitted Recipients”) who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Article 4 and to whom such disclosure is necessary or useful in connection with such Party’s reasonable business activities. Each Party shall ensure that such Party’s Permitted Recipients comply with these obligations. Each Party shall notify the other promptly on discovery of any unauthorized use or disclosure of the other’s Confidential Information.
4.2      Exceptions. The obligations of confidentiality, non-disclosure, and non-use set forth in Section 4.1 shall not apply to the extent the receiving Party (the “Recipient”) can demonstrate that the disclosed information (a) was in the public domain at the time of disclosure to the Recipient by the other Party, or thereafter entered the public domain, in each case other than as a result of actions of the Recipient or its Permitted Recipients; (b) was rightfully known by the Recipient or its Permitted Recipients (as shown by its written records) prior to the date of disclosure to the Recipient by the other Party; (c) was received by the Recipient or its Permitted Recipients on an unrestricted basis from a Third Party rightfully in possession of such information and not under a duty of confidentiality to the other Party; or (d) was independently developed by or for the Recipient or its Permitted Recipients without reference to or reliance on the Confidential Information of the other Party (as demonstrated by written records). Notwithstanding any other provision of this Agreement, Recipient’s disclosure of Confidential Information shall not be prohibited if such disclosure: (i) is in response to a valid order of a court or other governmental body of the U.S., provided that Recipient provides the other Party with prior written notice of such disclosure in order to permit the other Party to seek a protective order or other confidential treatment of such Confidential Information; or (ii) is otherwise required by applicable law or regulation or rules of a nationally recognized securities exchange. Further notwithstanding any other provision of this Agreement, either Party may disclose Confidential Information of the other Party to the extent necessary to exercise the rights granted to or retained by the Recipient under this Agreement in filing or prosecuting Patent Rights, prosecuting or defending litigation or otherwise establishing rights or enforcing obligations under this Agreement.
Article 5– REPRESENTATIONS AND WARRANTIES
5.1      Mutual Warranties. Each Party represents to the other as of the Effective Date that:
5.1.1    It is a corporation duly organized and validly existing under the laws of the state of its incorporation;
5.1.2    The execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;
5.1.3    This Agreement is legally binding and enforceable against it in accordance with its terms;
5.1.4    It has the power and authority to execute and deliver this Agreement, and to perform its obligations hereunder, and such performance does not conflict with or constitute a breach of any of its agreements with a Third Party; and
5.1.5    It has the right to grant the rights and (sub)licenses described in this Agreement.
5.2      No Other Representations or Warranties. OTHER THAN AS SET FORTH IN SECTION 5.1, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO THE VALIDITY, PATENTABILITY, ENFORCEABILITY OR SCOPE OF SUCH PARTY’S CROSS-LICENSED IP RIGHTS OR ANY WARRANTY OR REPRESENTATION THAT ANY MANUFACTURE, USE, SALE, OFFER FOR SALE, IMPORT, LEASE OR OTHER DISPOSITION OF PRODUCTS OR SERVICES BY THE OTHER PARTY WILL BE FREE

FROM INFRINGEMENT OF ANY PATENT RIGHTS OTHER THAN SUCH PARTY’S CROSS-LICENSED IP RIGHTS LICENSED HEREIN.
Article 6 – TERM AND PATENT LICENSE PERIOD
6.1      Term of the Agreement. The term of this Agreement shall be perpetual; provided that, the rights and obligations hereunder shall terminate (a) with respect to Patent Rights, upon the expiration of such Patent Right and (b) with respect to rights under a bluebird In-License, upon expiration or termination of such bluebird In-License.
6.2      No Early Termination. No Party may unilaterally terminate this Agreement or any (sub)licenses granted hereunder, for any reason, including a material breach of this Agreement by the other Party, provided, however, that each Party will retain and may pursue any remedies for such breach that it may be entitled to in a court of law or equity, including monetary damages and injunctive and equitable relief.
Article 7– MISCELLANEOUS PROVISIONS
7.1      Relationship to Separation Agreement. The Parties agree and acknowledge that this Agreement is a Transaction Agreement for purposes of the Separation Agreement and the Parties intend and agree that this Agreement shall be subject to the terms and conditions set forth in the Separation Agreement that are made applicable thereby to Transaction Agreements.
7.2      Waivers. The delay or failure of either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.
7.3      Assignment. No Party may assign any rights or delegate any obligations arising under this Agreement (excluding, for avoidance of doubt, sublicenses granted in accordance herewith), in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (i) with respect to bluebird, to a Subsidiary of bluebird (so long as such Subsidiary remains a Subsidiary of bluebird), (ii) with respect to 2seventy, to a Subsidiary of 2seventy (so long as such Subsidiary remains a Subsidiary of 2seventy) or (iii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided,

however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 7.3 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
7.4      Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets or otherwise) and permitted assigns.
7.5      Payment Terms.
(a)    Any amount to be paid or reimbursed by a Party to the other Party under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)    Any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
(c)    Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either bluebird or 2seventy under this Agreement shall be made in U.S. dollars.
7.6      Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Effective Date in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.
7.7      Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon any Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.
7.8      Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
7.9      Governing Law. This Agreement will be governed by, construed and interpreted in accordance with the Laws of the State of Delaware, without reference to principles of conflicts of Laws. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any
Delaware State court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties under or related to this Agreement or any of the transactions contemplated hereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.
7.10      Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
7.11      Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
7.12      No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
7.13      No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BLUEBIRD BIO, INC.

By:	/s/ Andrew Obenshain
Name:	Andrew Obenshain

Title:	President, Severe Genetic Diseases

2SEVENTY BIO INC.

By:	/s/ Nick Leschly
Name:	Nick Leschly

Title:	President